Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is entered into by and between RiceBran Technologies, a California corporation (“RBT”), and Jerry Dale Belt (“Employee”), effective as of June 1, 2016 (“Effective Date”).  The parties agree as follows:

1.             Background and Purpose.

1.1          Current Employment Agreement.  RBT and Employee are parties to an Employment Agreement dated June 8, 2010, as subsequently amended pursuant to the First, Second, Third, Fourth and Fifth Amendments to Employment Agreement (collectively as amended, the “Prior Employment Agreement”).

1.2          Amendment of Employment Agreement.  RBT and Employee desire to amend and restate the Prior Employment Agreement as provided in this Agreement.

1.3          Employment.  RBT hereby employs Employee and Employee hereby accepts employment with RBT on the terms and conditions set forth below.

2.             Employment; Scope of Employment.  Employee shall be employed as Chief Financial Officer, Chief Accounting Officer and an Executive Vice President of RBT, reporting to the Chief Executive Officer and the Chairman of the Audit Committee of RBT’s Board of Directors (“Audit Committee”).  RBT reserves the exclusive right to designate and modify Employee’s specific duties from time to time in any manner consistent with Employee’s status as Chief Financial Officer.  No modification or change of Employee’s responsibilities and/or duties shall modify, change or revoke any provision of this Agreement.

2.1          Best Efforts; Full Working Time.  Employee shall devote substantially all of Employee’s business time, attention, skill and experience and shall apply Employee’s best efforts to the performance of Employee’s duties and the business and affairs of RBT.  Employee may engage in charitable activities and community affairs, and manage Employee’s personal investments and affairs, so long as such activities do not, either individually or in the aggregate, materially interfere with the proper performance of Employee’s duties and responsibilities hereunder.

2.2          Supervision and Direction of Services.  All of Employee’s services shall be under the supervision and direction of the Chief Executive Officer of RBT and the Chairman of the Audit Committee.

2.3          Rules.          Employee shall be bound by all the policies, rules, regulations, plans, programs, agreements and arrangements of RBT now in force, and by all such other policies, rules, regulations, plans, programs, agreements and arrangements as may be hereafter implemented (collectively, “Company Arrangements”) and shall faithfully observe and abide by the same.   No such policy, rule or regulation shall alter, modify or revoke the provisions of this Agreement, including Employer’s right to terminate Employee’s employment without cause pursuant to the terms of this Agreement.

2.4          Exclusive Services.  During the Term, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, independent contractor or otherwise, promote, participate or engage in any activity or other business that is competitive with RBT’s business operations; provided, however, that this provision shall not preclude or prohibit Employee from holding or obtaining an indirect and passive beneficial ownership, through a mutual fund or similar arrangement, of up to one percent of any publicly-held company which is competitive with RBT as long as he does not otherwise promote, participate or engage in the business operations of such company.  Employee agrees that Employee shall not enter into an agreement to establish, form, contract with or become employed by a competing business of RBT while Employee is employed by RBT.

2.5          Non-Solicitation.    To the fullest extent permissible under applicable law, Employee agrees that both during the Term and for a period of two (2) years following termination of this Agreement, Employee shall not take any action to induce employees or independent contractors, or customers, suppliers or vendors of RBT to sever their relationship with RBT and accept an employment or an independent contractor relationship, or any other applicable relationship with any other business.

2.6          Office Location. Employee shall primarily perform Employee’s duties under this Agreement at RBT’s offices, but shall provide services at such other locations as the Chief Executive Officer may designate from time-to-time.

3.             Term and Termination; Payments upon Termination.

3.1          Term and Termination. Unless earlier terminated as described below, RBT hereby employs the Employee under this Agreement for a period commencing on the Effective Date and ending on June 1, 2017 (the “Term”).  The period commencing on the Effective Date and ending on June 1, 2017, and each succeeding twelve (12) month period during the Term, are each referred to herein as a “Contract Year.”  The Term will be extended automatically for successive one-year terms unless either party notifies the other party in writing at least ninety (90) days prior to the expiration of the then-effective Term of such party’s intention not to renew this Agreement.

3.1.1          Termination for Cause.  No termination of Employee’s employment hereunder for Cause shall be effective unless RBT shall first have given written notice to Employee (the “Cause Notice”) of its intention to terminate Employee for Cause, such Cause Notice shall state the circumstances that constitute the grounds on which the termination for Cause is based.  “Cause” for termination of Employee’s employment shall mean the occurrence of any of the following:

(a)          Employee breaches a material term of this Agreement, which breach remains uncured for thirty (30) days after delivery of the Cause Notice (which Cause Notice shall describe the breach in sufficient detail to allow Employee the reasonable opportunity to cure the breach, if susceptible of being cured within such thirty (30) day period);

(b)          Employee has been grossly negligent or engaged in material willful or gross misconduct in the performance of Employee’s duties;

(c)          Employee has committed, as reasonably determined by the Board of Directors of RBT (“Board”), or has been convicted by a court of law of fraud, moral turpitude, embezzlement, theft, or similar criminal conduct, or any felony;

(d)          Employee’s habitual misuse of alcohol, drugs, or any controlled substance; or

(e)          Employee’s (i) breach of the Proprietary Information Agreement (as defined below) or (ii) failure to comply with reasonable written standards established by RBT for the performance of Employee’s duties hereunder.

3.1.2          Termination for Good Reason.

(a)          Employee may terminate this Agreement for Good Reason, as defined herein, subject to and provided that Employee complies with the requirements of Section 3.1.2(b).  As used herein, “Good Reason” means (i) any material breach by RBT of any provision of this Agreement; (ii) a material reduction of Employee’s duties or responsibilities (or the assignment of duties or responsibilities to Employee that are) not consistent or commensurate with Employee’s position as Chief Financial Officer, but not including any reduction in Employee’s duties during any investigation or proceedings initiated by RBT pursuant to Section 3.1.1 with regard to a possible termination of Employee for Cause; or (iii) any reduction of Employee’s Base Salary other than as part of a general reduction of the salaries of all or substantially all RBT employees.

(b)          In order to terminate this Agreement for Good Reason, Employee shall provide RBT with (i) written notice of the Good Reason (which notice must be delivered within ninety (90) days following the date Employee first learns of the occurrence of the event constituting Good Reason and which notice shall describe the particulars of RBT’s breach in sufficient detail to allow RBT reasonable opportunity to remedy or eliminate the Good Reason(s), if susceptible of being remedied or eliminated); and (ii) thirty (30) days within which to remedy or eliminate the Good Reason(s).  In the event that Employee provides such notice and RBT fails to remedy or eliminate the Good Reason(s) within such 30-day period, Employee shall be entitled to provide RBT with written notice (of not less than fifteen (15) days) that Employee is terminating this Agreement as a result of such Good Reason(s).

3.1.3          Voluntary Termination of Employment.  Employee agrees (a) to provide at least one hundred and eighty (180) days prior written notice (a “Voluntary Termination Notice”) of Employee’s intention to voluntarily terminate Employee’s employment with  RBT for any reason other than Good Reason, death or Disability (as defined below) (a “Voluntary Termination”) and (b) to specify in such notice a fixed date for the Voluntary Termination.  A termination of this Agreement by reason of Employee’s non-renewal shall be deemed to be a Voluntary Termination.

3.2          Payments Upon Termination.

3.2.1          For Cause, Voluntary Termination, or Disability.  If RBT terminates Employee’s employment for Cause, or if Employee terminates by Voluntary Termination, or if either party terminates this Agreement due to Employee’s Disability, Employee shall be entitled to receive in a cash lump sum payment (less normal and customary deductions and withholdings) an amount equal to all accrued but unpaid compensation (including accrued but unused vacation leave) as of the date of such termination (such payment shall be made within the time period required by applicable law, but in no event later than thirty (30) days following the date of termination).

  3.2.2          Without Cause, for Good Reason, or Death.

(a)          In the event Employee’s employment is terminated (i) by RBT other than for Cause, (ii) by Employee for Good Reason, or (iii) due to Employee’s death, Employee (or Employee’s estate or legal representative) shall be entitled to a cash lump sum payment an amount equal to (1) all previously accrued but unpaid  compensation (including accrued but unused vacation leave) as of the date of such termination, (2) the Base Salary that Employee would have been paid had he remained employed with RBT for the 180 day period beginning immediately after Employer gives notice to Employee of Employee’s termination; and the payments due under Section 3.2.2(a)(2) to be made no later than ten (10) days following the effective date of a mutual general release in a reasonable form prepared by RBT, and signed, by both Employee and RBT.

(b)          For purposes of this Agreement, “Disability” shall mean that Employee, due to a physical or mental disability, has been substantially unable to perform Employee’s duties under this Agreement for a continuous period of ninety (90) days or longer, or for one hundred and twenty (120) days or more in any twelve (12) month period.

  3.2.3          Section 409A.  Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), he shall not be entitled to any payments upon a termination of Employee’s employment under any arrangement that constitutes “nonqualified deferred compensation” under Section 409A until the earlier of (i) the date which is six (6) months after Employee’s separation from service (as such term is defined in Section 409A of the Code and the regulations and other published guidance hereunder) for any reason other than death, or (ii) the date of Employee’s death.  After the date of termination, Employee shall have no duties or responsibilities that are inconsistent with having a separation from service as of such date.  Any amounts otherwise payable to Employee following a termination of employment that are not so paid by reason of this Section 3.2.3 shall be paid promptly following, and in any event within fifteen (15) days following, the date that is six (6) months after Employee’s separation from service (or, if earlier, the date of Employee’s death).

  3.2.4          Termination Upon a Change of Control. Within sixty (60) days prior to or ninety (90) days after the effective date of a Change of Control (as defined below), either RBT or Employee may, upon thirty (30) days' prior written notice to the other, terminate Employee's employment. In the event of any such termination of Employee's employment (and regardless of whether such termination occurs with or without such thirty (30) day notice), RBT shall pay to Employee (a) the severance and other benefits set forth in Section 3.2.1 and Section 3.2.2, as applicable, and (b) an additional severance payment of an amount equal to the Base Salary that Employee would have been paid had he remained employed with RBT for the 180 day period beginning immediately after such termination.  Such payment shall be payable in accordance with applicable law, but in no event later than thirty (30) days following the date of termination. For the purposes of this Agreement, the term “Change of Control” shall mean any of the following events: (x) the consummation of a merger or consolidation of RBT with any other entity which results in the voting securities of RBT outstanding immediately prior thereto failing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of RBT or such surviving entity outstanding immediately after such merger or consolidation, or (y) the sale, mortgage, lease or other transfer in one or more transactions not in the ordinary course of RBT's business of assets constituting more than fifty percent (50%) of the assets of RBT and its subsidiaries (taken as a whole) to any such person or group of persons; provided, however, that the sale of the assets or equity interests of NUTRA SA, LLC or any of its subsidiaries shall not constitute a Change of Control.

4.             Compensation; Benefits.

4.1          Base Salary.  Employee shall be paid at a rate which, on an annualized basis, equals two hundred fifty-five thousand dollars ($255,000) per year, as adjusted pursuant to this Section 4.1 (“Base Salary”).   The Base Salary shall be subject to normal payroll withholdings and RBT’s standard payroll practices. For each Contract Year after the initial Contract Year, Employee’s Base Salary shall be subject to increase as determined by the Board in its discretion.

4.2          Bonus

4.2.1          Annual Bonus Program.  Employee shall participate in any RBT annual bonus program that is adopted by RBT and that is applicable to senior officers of RBT (subject to the terms and conditions of any such program).  Any such annual bonus program must be approved by the RBT Compensation Committee and shall set forth objective criteria for bonus payments based on the financial performance of RBT.  Such annual bonus program also shall set forth a target bonus objective for Employee, which target bonus initially shall be fifty percent (50%) of Employee’s Base Salary.  The actual annual bonus amount, if any, shall be paid in accordance with the terms of such program.

4.2.2          Discretionary Bonus.  In addition, Employee shall be eligible for an annual discretionary bonus as determined by the Board or the Compensation Committee of the Board, after first obtaining the recommendations of such third party compensation consultants as may be selected by RBT.  Such bonus may be paid in cash or stock incentives or a combination of cash and stock incentives.

4.3          Stock Option.  Employee shall be entitled to receive equity incentive awards at the sole discretion of the Board or its Compensation Committee.  Any grant of an equity incentive award shall require the approval of the Board or its Compensation Committee and be subject to the terms and conditions of the corresponding grant agreements and equity incentive plans.

4.4          Vacation and other Standard Benefits. Employee shall be entitled to four (4) weeks of paid vacation time per year.  Employee may not accrue vacation time in excess of such four (4) weeks maximum.  Accrual of vacation time shall be subject to the terms and conditions of RBT’s vacation policy.  Employee shall be entitled to health benefits in accordance with RBT’s standard policies.  In addition, Employee is entitled to paid holidays, sick leave and other benefits in accordance with RBT’s standard policies.

4.5          Business Expenses.  Employee shall be reimbursed for reasonable business expenses which he incurs in the performance of Employee’s duties hereunder, in accordance with RBT’s standard reimbursement policies.

4.6          Inconsistencies.  In the event of any inconsistency between any provision of this Agreement and any provision of any Company Arrangement, the provisions of this Agreement shall control.

5.             Employee’s Representations.   Employee represents and warrants to RBT that information provided by Employee about Employee to RBT in connection with Employee’s employment and any supplemental information provided to RBT is, to the best of Employee’s knowledge and information after good faith diligence and investigation, complete, true and correct.   Employee has not omitted any information that is necessary to evaluate the information provided by Employee to RBT.  Employee shall promptly notify RBT of any change in the accuracy or completeness of all such information.

6.             Trade Secrets.   Employee acknowledges that RBT has expended substantial time and expense to develop customers and to develop procedures and processes for development of products and services and the sales of products and services.  Such procedures and processes in addition to various other types of proprietary information are included as part of the “confidential information” described in the “Proprietary Information Agreement”, dated July 7, 2016, between RBT and Employee and attached hereto as Exhibit A.  RBT and Employee agree that the Proprietary Information Agreement attached hereto as Exhibit A continues to be in full force and effect.  Nothing in this Agreement alters the obligations of Employee under the Proprietary Information Agreement.

7.             Remedies for Breach of Covenant Regarding Confidentiality.   The parties agree that the breach by Employee of any covenants contained in Sections 2.4, 2.5, and 6 will result in immediate and irreparable injury to RBT. In the event of any breach by Employee of the covenants contained in Sections 2.4, 2.5, or 6, RBT shall be entitled to seek recourse through all available legal and equitable remedies necessary or useful to prevent any likelihood of immediate or irreparable injury to RBT.   The parties agree that, in the case of such a breach or threat of breach by Employee of any of the provisions of such Sections, RBT may take any appropriate legal action, including without limitation action for injunctive relief, consisting of orders temporarily restraining and preliminarily and permanently enjoining such actual or threatened breach.

8.             Miscellaneous.

8.1          Choice of Law, Jurisdiction, Venue.  The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the laws of Arizona, excluding its conflict of laws rules, except as such laws may be interpreted, enforced, or preempted by federal law.

8.2.          Entire Agreement.   This Agreement and the Proprietary Information Agreement contain the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, understandings and representations among the parties.  There are no representations, agreements, arrangements, or understandings, whether oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein and therein. This Agreement amends and restates the Prior Employment Agreement in its entirety as of the Effective Date.

8.3          Notices.  Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed.   Any such notice shall be delivered or addressed to the parties at the addresses set forth on the signature page below or at the most recent address specified by the addressee through written notice under this provision.   Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

8.4          Severability.  RBT and Employee agree that should any provision of this Agreement be declared or be determined by any court or other tribunal (including an arbitrator) of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be part of this Agreement.

8.5          Amendment.  The provisions of this Agreement may be modified at any time by agreement of the parties; provided that such modification shall be ineffective unless in writing and signed by the parties hereto.

8.6          No Transfer or Assignment; No Third-Party Beneficiaries.  The rights of Employee hereunder have been granted by RBT with the understanding that this Agreement is personal to, and shall be performed by Employee individually. This Agreement is not transferable or assignable by Employee in any manner. No person or entity other than RBT and Employee shall have any rights whatsoever under this Agreement.   No person or entity other than RBT or Employee shall have any right to enforce any provision of this Agreement, or to recover damages on account of the breach of this Agreement.  No heir, successor or assign of Employee, whether voluntarily or by operation of law, shall have or succeed to any rights of RBT or Employee hereunder.

8.7          Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of that term or condition as it applies on a subsequent occasion or of any other term or condition.

8.8          Resolution of Disputes.

8.8.1       Resolution of Disputes.  RBT and Employee agree that, except as otherwise provided herein, any claim or controversy arising out of or pertaining to this Agreement or the termination of Employee’s employment, including but not limited to, claims of wrongful treatment or termination allegedly resulting from discrimination, harassment or retaliation on the basis of race, sex, age, national origin, ancestry, color, religion, marital status, status as a veteran of the Vietnam era, physical or mental disability, medical condition, or any other basis prohibited by law (“Dispute”)  shall be resolved by binding arbitration as provided in this Section 8.8.

8.8.2       Binding Arbitration.   The provisions of this Section 8.8 shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of a Dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party’s arbitration rights.  Except as provided herein, the arbitration of any Dispute between the parties to this Agreement shall be governed by the American Arbitration Association (“AAA”) Commercial Arbitration Rules (the “AAA Rules”).

8.8.3       Appointment of Arbitrator.  Within thirty (30) days of service of a demand for arbitration by either party to this Agreement, the parties shall endeavor in good faith to select from the AAA list of labor and employment arbitrators a single arbitrator, who must be a licensed attorney; if the parties fail to do so within such thirty (30) day period, an arbitrator shall be selected in accordance with the AAA Rules.

8.8.4       Initiation of Arbitration.  In the case of any Dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration within the statutory time period from the date the Dispute first arose.

8.8.5       Location of Arbitration.  Any arbitration hearing shall be conducted in Phoenix, Arizona.

8.8.6       Applicable Law.  The law applicable to the arbitration of any Dispute shall be, as provided in Section 8.1 and the Federal Arbitrator Act (Title 9, U.S. Code, Section 1 et Seq.).

8.8.7       Arbitration Procedures.  In addition to any of the procedures or processes available under the AAA Rules, the parties shall be entitled to conduct discovery sufficient to adequately arbitrate their claims and/or defenses, including access to relevant documents and witnesses, as determined by the arbitrator(s).  In addition, either party may choose, at that party’s discretion, to request that the arbitrator(s) resolve any dispositive motions prior to the taking of evidence on the merits of the Dispute.  In the event a party to the arbitration requests that the arbitrator(s) resolve a dispositive motion, the arbitrator(s) shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the Dispute.

8.8.8       Scope of Arbitrators’ Award or Decision.  RBT and Employee agree that if the arbitrator(s) find any Disputed claim to be meritorious, the arbitrator(s) shall have the authority to order all forms of legal and/or equitable relief that would otherwise be available in court and that is appropriate to the claim.  Any decision or award by the arbitrator(s) shall be a reasoned opinion in writing citing facts and law and shall be specific enough to permit limited judicial review if necessary.

8.8.9       Costs of Arbitration; Attorneys’ Fees.  RBT and Employee agree that  the arbitrator(s), in their discretion and consistent with applicable law, may award to the prevailing party the costs incurred by that party in participating in the arbitration process as long as they do not exceed those that would be incurred by Employee in a court action.

8.8.10     Acknowledgment of Consent to Arbitration.  NOTICE:  BY EXECUTING THIS AGREEMENT THE PARTIES AGREE TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “RESOLUTION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED HEREIN AND WAIVE ANY RIGHTS THEY MAY HAVE TO HAVE THE DISPUTE DECIDED BY A JUDGE OR A JURY.  BY EXECUTING THIS AGREEMENT, THE PARTIES WAIVE THEIR JUDICIAL RIGHTS TO APPEAL.  IF EITHER PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, SUCH PARTY MAY BE COMPELLED TO ARBITRATE.  THE PARTIES’ AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.  THE PARTIES REPRESENT THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS PROVISION TO NEUTRAL ARBITRATION.

8.10        Exhibits. All exhibits to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

[Signature Page Follows]

The parties hereto have executed and delivered this Amended and Restated Employment Agreement as of the date first-above written.

COMPANY:		EMPLOYEE:

RICEBRAN TECHNOLOGIES,
a California corporation

/s/ W. John Short		/s/ Jerry Dale Belt
By:	W John Short	By: Jerry Dale Belt
Title:	Chairman & CEO

[Signature Page to Amended and Restated Employment Agreement]